Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-263410) pertaining to the Gemini Therapeutics, Inc. 2021 Stock Option and Incentive Plan,

(2) Registration Statement (Form S-8 No. 333-260243) pertaining to the Gemini Therapeutics, Inc. 2021 Employee Stock Purchase Plan, and

(3) Registration Statement (Form S-8 No. 333-255194) pertaining to the Gemini Therapeutics, Inc. 2021 Stock Option and Incentive Plan and the Gemini Therapeutics, Inc. 2021 Inducement Plan;

of our report dated March 25, 2022, relating to the consolidated financial statements of Disc Medicine, Inc. as of and for the years ended December 31, 2021 and 2020 appearing in this Current Report on Form 8-K of Disc Medicine, Inc. (f/k/a Gemini Therapeutics, Inc.).

/s/ Ernst & Young LLP

Boston, Massachusetts
December 29, 2022